EXHIBIT 99.1
BLUE NILE LAUNCHES INTO NEW INTERNATIONAL MARKETS THROUGHOUT EUROPE AND ASIA-PACIFIC
Achieves over 100% growth in international sales for 2007 to $17.2 Million
Will now ship to twelve additional countries
SEATTLE, FEBRUARY 4, 2008 — Blue Nile, Inc. (NASDAQ: NILE), the leading online retailer of diamonds and fine jewelry, today announced that it will offer international shipping to twelve new countries throughout Europe and Asia-Pacific. In addition to the United States, Canada, the United Kingdom and Ireland, the Company will now serve customers in Australia, Belgium, France, Germany, Hong Kong, Japan, Netherlands, New Zealand, Singapore, Spain, Switzerland and Taiwan.
In 2007, Blue Nile’s international sales grew over 100% to $17.2 Million. “Today, we are very excited to announce the next step in the Company’s expansion into new markets,” said Mark Vadon, Chief Executive Officer. “This launch allows us to build off of the success we have seen in the U.S., Canada and the U.K. and, most of all, provides us with the opportunity to offer unmatched quality, selection, service and value to the more than 400 million residents in these markets.”
Over the past year, Blue Nile has invested significant effort into its international expansion strategy. In 2007, the Company launched new websites in Canada and the U.K., enhancing its product offering and providing the ability to make purchases in each country’s local currency. In addition, Blue Nile opened an office in Dublin, Ireland with local customer service and fulfillment operations to better serve the Company’s growing customer base in Europe.
Blue Nile’s decision to expand into twelve new markets was based on a number of relevant factors that included online shopping adoption rates, market size, and, most importantly, an increased demand from consumers. Since the start of the Company’s operations in 1999, Blue Nile has received repeated requests to ship to countries in the Asia-Pacific region. Since the 2007 launch of the Company’s new U.K. website and the opening of its Dublin office, these requests have grown to include numerous countries throughout Europe.
Blue Nile’s international business has grown significantly since the Company initially launched in Canada and the U.K. The Company’s international sales accelerated in the fourth quarter of 2007, growing more than 150% year over year, throughout multiple categories including engagement, diamonds, pearls, and gemstone jewelry.
“International growth will remain a priority for Blue Nile going forward,” added Vadon. “We are excited about introducing the Blue Nile brand into these twelve new markets and will look to this expansion as a basis for pursuing future opportunities as we build out our business overseas.”
International Shipping Details:
From its U.K. (www.bluenile.co.uk) website, Blue Nile will offer Free FedEx International Priority shipping service to Belgium, France, Germany, Netherlands, and Spain. All shipments will be sent from the Company’s Ireland facility and will be available for purchase in British Pounds.
From its U.S. (www.bluenile.com) website, Blue Nile will offer Free FedEx International Priority shipping service to Australia, Hong Kong, Japan, New Zealand, Singapore, Switzerland and Taiwan. All shipments will be sent from the Company’s U.S. facility and will be available for purchase in U.S. Dollars.
For more information please go to http://www.bluenile.com/where_we_ship.asp
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include without limitation statements relating to our expectations for our international expansion efforts and focus. These forward-looking statements are based on currently available information. Forward-looking statements involve risk and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to demand for our products, our ability to attract customers in a cost effective manner, costs related to expansion, general economic conditions, foreign regulations, our ability to acquire products on reasonable terms, competition, our online business model, our limited operating history, the strength of our brand, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q for the quarters ended April 1, 2007, July 1, 2007, and September 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact:
Blue Nile, Inc.
Liz Powell, (Media) 206.336.6755
lizpo@bluenile.com
or
Eileen Askew, (Investors) 206.336.6745
eileena@bluenile.com